UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2005

PolyOne Corporation

(Exact Name of Registrant as Specified in Charter)

Ohio	1-16091	34-1730488

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

PolyOne Center, 33587 Walker Rd.
Avon Lake, Ohio 44012
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:
(440) 930-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On June 29, 2005, PolyOne Corporation (the “Company”), Citicorp USA, Inc., National City Bank, National City Business Credit, Inc. and KeyBank National Association entered into a Letter Waiver (the “Credit Agreement Waiver”) to the Amended and Restated Credit Agreement, dated as of May 6, 2003, as amended, among the Company, Citicorp USA, Inc., as administrative agent and lender, Citigroup Global Markets Inc., as sole lead arranger, National City Commercial Financial, Inc., as syndication agent, KeyBank National Association, as documentation agent, and the other lenders party thereto (the “Credit Agreement”). Pursuant to the Credit Agreement Waiver, the lenders agreed to prospectively waive compliance by the Company with the Interest Coverage Ratio (as defined in the Credit Agreement) covenant and the Borrowed Debt/Adjusted EBITDA Ratio (as defined in the Credit Agreement) covenant for the fiscal quarter commencing on April 1, 2005 through June 30, 2005.

     Also on June 29, 2005, the Company, PolyOne Funding Corporation (“PFC”), Citicorp USA, Inc., National City Business Credit, Inc., The CIT Group/Business Credit, Inc., Fleet Capital Corporation, GMAC Commercial Finance LLC, Merrill Lynch Capital, LaSalle Business Credit, LLC, PNC Bank, N.A., U.S. Bank National Association and Webster Business Credit Corporation entered into Waiver No. 1 (the “Receivables Agreement Waiver”) to the Receivables Purchase Agreement, dated as of May 6, 2003, as amended, among the Company, as servicer, PFC, as seller, Citicorp USA, Inc., as administrative agent for the purchasers and other owners, Citibank, N.A., as issuing bank, National City Commercial Finance, Inc., as syndication agent, and the purchasers party thereto (the “Receivables Purchase Agreement”). Pursuant to the Receivables Agreement Waiver, the purchasers agreed to prospectively waive compliance by the Company with the Interest Coverage Ratio (as defined in the Receivables Purchase Agreement) covenant for the fiscal quarter commencing on April 1, 2005 through June 30, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2005

POLYONE CORPORATION
By	/s/ Wendy C. Shiba

Name: Wendy C. Shiba Title: Vice President, Chief Legal Officer and Secretary